Exhibit 99.1	ABERDENE MINES LTD.
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109

FOR IMMEDIATE RELEASE

ABERDENE ANNOUNCES LETTER OF INTENT TO ACQUIRE MINING PROPERTY IN THE HISTORIC GOLD HILL MINING DISTRICT OF COLORADO

Las Vegas, Nevada, January 30, 2004 Aberdene Mines Limited (OTCBB:ABRM) is pleased to announce that it has entered into a letter of intent to purchase a 100% interest in a mining property located in the historic Gold Hill Mining District of Boulder County, Colorado, USA, "Gold Hill Project".

The Gold Hill Project is located approximately 8 miles west of the city of Boulder, Colorado. The Gold Hill property includes several past producing mines. The historical known production was from previous producing gold and silver veins on the property, which are known as the Klondike, Slide, Prussian, Twin, Iowa and the Horsefal. At one time this was the largest producing mine in the district, and the largest employer in Boulder County.

The Gold Hill Project has negotiated the use of an on-site, permitted, and fully licensed mill to accommodate the future output requirements of the Gold Hill Project. Upon completion of due diligence, which will determine the recovery rates, and the execution of a formal agreement, Aberdene anticipates putting the Gold Hill Project immediately into production. Terms of the transaction will be disclosed upon the execution of the definitive agreement.

Additional properties are currently under negotiation and will be announced at a later date.

On behalf of the Board of Directors

ABERDENE MINES LTD.

/s/ Brent Jardine
Brent Jardine, President

For more information contact:

Brent Jardine, President T: (800) 430-4034

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: limited operating history, limited access to operating capital, non-completion of letter of intent, viability of the Gold Hill Project, the ability to close the acquisition of mineral exploration properties, the fluctuation of gold prices which may hinder the viability of putting the Gold Hill Project into production, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Aberdene Mines Ltd. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.